Rules of Altus Strategies plc

2019 Share Options Scheme

Approved and Adopted by the Board on 24 April 2019

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

1 INTERPRETATION

1.1 In these Rules the following words and expressions shall have the following meanings:

"Acquiring Corporation"	a corporation which obtains Control of the Company;

"Admission"	the first occasion on which ordinary shares in the capital of the Company are permitted to be traded or dealt in on a Relevant EEA Market or a Relevant Market;

"Adoption Date"	the date on which this Scheme is adopted by the Board;

"AIM"	the market of that name operated by the London Stock Exchange Plc;

"AIM Rules"	the rules published by the London Stock Exchange governing admission to, and operation of, AIM;

"Announcement"	following Admission, the preliminary announcement to the London Stock Exchange and the TSX-V of the results of the Company for any financial period;

"Any Other EMI Scheme"	any scheme (other than this Scheme) adopted by the Company or any Group Company or by the Board which provides for the grant of options to acquire Shares which are Qualifying Options;

"Any Other Scheme"	any scheme (other than this Scheme) approved by the Company in general meeting or adopted by the Board which provides for the acquisition of Shares by or on behalf of employees or directors of the Group;

"Articles of Association"	the articles of association of the Company (as amended from time to time);

"Associated Company"	has the meaning given to that expression by Section 416 ICTA;

"Board"	the board of directors for the time being of the Company or a committee thereof duly authorised for the purposes of this Scheme at which a quorum is present;

"Business Sale"	an unconditional agreement being entered into for the sale of the whole or substantially the whole of the business and assets of the Company to an unconnected third party;

"Capital"	the issued ordinary share capital of the Company;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"Change of Control"	a change in person or persons having Control of the Company arising from circumstances set out in Rule 10;

"Close Period"	any period where there are restrictions on dealing in the Shares as stipulated by a relevant authority including under the rules of AIM or under any share dealing code adopted by the Company;

"Company"	Altus Strategies plc registered in England & Wales with registration number 10746796 and whose registered address is The Orchard Centre, 14 Station Road, Didcot, Oxfordshire, OX11 7LL;

"Connected Time"	has the meaning given in paragraph 26 of Schedule 5 ITEPA;

"Connected"	a Trustee or any other person as set out in section 718 ITEPA and "unconnected" shall be interpreted accordingly;

"Control"	has the meaning given to it by section 719 ITEPA and "controlled" shall be construed accordingly;

"Date of Grant"	the date on which an Option was or is to be granted under Rule 2 or on which an Option is or was treated as being granted pursuant to Rule 12;

"Dealing Day"	a day on which the London Stock Exchange is open for business;

"Deferment Period"	a period of two years following the Date of Grant, during which the Option may not be exercised by the Option Holder;

"Demerger"	a transfer by the Company to either;

(a) all or any of the members in any Group Company; or

(b) another corporation (the "transferee corporation")

of substantially the whole of its interest in a trade or business or substantially the whole of its Shares in one or more of its subsidiaries where (in relation to (b) above) the transfer is in return for the issue of shares in the transferee corporation to the Company's members;

"Directors"	the board of directors of the Company or a duly authorised committee of the directors;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"Eligible Employee"	an employee or director of the Company or of a Qualifying Subsidiary:

(a) who also is an employee of the Company or a Qualifying Subsidiary or who meets such other employment requirement prescribed by paragraph 25 of Schedule 5 ITEPA from time to time; and

(b) whose average Working Time is 25 hours a week, or, if less, whose committed time amounts to 75% of the employee's Working Time or who otherwise satisfies the requirements of paragraph 26 of Schedule 5 ITEPA or such other relevant statutory threshold as may apply from time to time; and

(c) who also does not have a material interest of 30% or more (or other limits as may be prescribed from time to time) within the meaning of paragraphs 29 and 30 of Schedule 5 ITEPA in the Company or any member of the Group;

"EMI Code"	the provisions set out in sections 527 to 541 ITEPA (inclusive), Schedule 5 ITEPA and Part 4 Schedule 7D TCGA;

"EMI Option"	a right (for the time being subsisting) to acquire Shares under this Scheme in accordance with these Rules and which is a Qualifying Option;

"Employee"	a full or part-time employee (including an executive director) of any member of the Group and "Employer" shall be construed accordingly;

"Exercise Conditions"	conditions, if any, determined by the Grantor at the Date of Grant, and as set out in the Appendix to the Option Certificate, required to be satisfied before the Option can be exercised, such conditions being subject to the provisions set out in Rule 5;

"Exercise Period"	the period during which the Option Holder may exercise the Option determined by the Grantor (which must end before the tenth anniversary of the Date of Grant) and as set out in the Option Certificate;

"Exercise Price"	the price at which each Share may be acquired on the exercise of an Option determined by the Grantor at the Date of Grant being not less than the nominal value of the Shares on the Date of Grant or $0.05 CAD, whichever is greater, subject to Rule 16;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"Form of Acceptance"	in relation to an Option, a form (to be executed by the Option Holder as a deed) accepting the grant of such Option substantially in the form set out in Schedule 3 to these Rules (or such other form as the Board may specify from time to time) and references to "Acceptance of Grant" shall be construed accordingly;

"FSMA"	the Financial Services and Markets Act 2000;

"Grant Period"	the period from the Adoption Date to Admission;

"Grantor"	in relation to an Option, the person who has granted or intends to grant that Option being the Company or a Trustee or any other person who has confirmed to the Company that it will comply with the terms of this Scheme;

"Group"	the Company and its Subsidiaries and the phrases "Group Company" and "Group Employee" shall be construed accordingly;

"HMRC"	Her Majesty's Revenue and Customs;

"ICTA"	the Income and Corporation Taxes Act 1988;

"ITEPA"	the Income Tax (Earnings and Pensions) Act 2003;

"Joint Election"	a joint election pursuant to section 425, 430 or 431 ITEPA;

"Leaving Date"	in relation to an Option Holder, the date on which such Option Holder ceases employment with the Company or with any Qualifying Subsidiary in the case of an EMI Option or of any Group Company in the case of an Unapproved Option or, if earlier, gives or receives notice of termination of employment with the Company or with any Qualifying Subsidiary in the case of an EMI Option or of any Group Company in the case of an Unapproved Option;

"Letter of Invitation"	a letter substantially in the form set out in Schedule 5 to these Rules provided by the Company to an Eligible Employee inviting him to accept the grant of an Option;

"Market Value"	has the same meaning as it has for the purposes of part VIII TCGA and which shall be deemed to be:

(a) the average middle market quotation for a share as decided from the official List for three dealing days immediately preceding the Date of Grant; or

(b) (if the shares are not for the time being so quoted) the price determined by the Board as being the market value of a Share on the day prior to the day on which the Option in question is granted and, for an EMI Option, the value agreed by HMRC Share and Asset Valuations;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"NIC"	National Insurance Contributions;

"NIC Election"	an election or agreement to indemnify the Eligible Employee's Employer against Secondary NIC Liability;

"Notice of Exercise"	a notice of exercise substantially in the form set out in Schedule 4 to these Rules;

"Notice of Grant"	in the case of Options which are to be EMI Options, a notification to HMRC to be jointly signed by;

(a) the employer corporation of the Option Holder, and

(b) the Option Holder,

in such form and within such time limits as may be required by HMRC from time to time;

"Official List"	the official listing as referred to in Part VI FSMA;

"Old Option"	an Option which is replaced pursuant to Rule 12.1 by a Replacement Option;

"Operating Agreement"	an agreement entered into between the Company and the Grantor the purpose of which is to set out the obligations and rights for each of the Company and Grantor in respect of the Grantor's rights and obligations under and pursuant to these Rules;

"Option"	a right to acquire Shares granted or to be granted pursuant to Rule 2, whether an EMI Option or an Unapproved Option;

"Option Certificate"	in relation to an Option, a notice in writing of the grant of such Option which specifies:

(a) the number of Option Shares;

(b) the Exercise Price;

(c) the Date of Grant;

(d) the Exercise Period;

(e) the Exercise Conditions (if any); and

(f) in respect of an EMI Option that it is granted under the provisions of Schedule 5 ITEPA,

and is otherwise substantially in the form set out in Schedule 2 to these Rules (or such other form as the Board may specify) and is accompanied by a Form of Acceptance;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"Option Holder"	a person who holds an Option or (where the context admits) his Personal Representatives;

"Option Shares"	the Shares over which an Option subsists;

"Personal Data"	has the meaning it bears for the purposes of the Data Protection Act 1998;

"Personal Representatives"	in relation to an Option Holder, the personal representatives of the Option Holder (being either the executives of his will to whom a valid grant of probate has been made or, if he dies intestate, the duly appointed administrator(s) of his estate) who have produced evidence of the appointment as such;

"Qualifying Option"	an Option which at the time of grant meets the requirements of Schedule 5 ITEPA and in respect of which a Notice of Grant has been executed;

"Qualifying Subsidiary"	a Subsidiary over whose Shares EMI Options may be granted satisfying the requirements of paragraph 11 of Schedule 5 ITEPA;

"Qualifying Exchange of Shares"	an exchange of shares meeting the criteria in paragraph 40(1) of Schedule 5 ITEPA

"Relevant CSOP Option"	an Option to acquire Shares under a Company Share Option Plan approved by HMRC pursuant to the provisions of Schedule 4 ITEPA;

"Relevant EEA Market"	has the same meaning as that term is defined in paragraph 68(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended or re-issued from time to time;

"Relevant Market"	has the same meaning as that term defined in paragraph 69(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended or re-issued from time to time;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"Replacement Option"	an Option which is granted to replace an Old Option on a Change of Control which satisfies the requirements of paragraph 43 of Schedule 5 ITEPA at the time of release of the Old Option, including grant by reason of the Option Holder's employment with the Acquiring Corporation;

"Resolution of Grant"	a Board resolution or members' resolution substantially in the forms set out in Schedule 1 Part I and Part II respectively pursuant to which Options are granted by a Grantor who is not an individual or a Trustee;

"Rules"	these rules of this Scheme as the same may be amended from time to time and "Rule" shall be construed accordingly;

"Scheme"	this Altus Strategies plc 2019 Share Options Scheme constituted and governed by the Rules with, and subject to, any amendments thereto properly effected;

"Secondary NIC Liability"	any employer's secondary Class 1 NIC arising on the exercise or release of an Option;

"Share"	an ordinary share of the Company which is a share in the ordinary share capital within the meaning of Section 832(1) of ICTA of the Company being a share that is fully paid up and not redeemable, of a class which is to specified in the Option Certificate;

"Subsidiary"	a corporation which is under the Control of the Company and is a "Subsidiary" as defined in section 1159 and Schedule 6 of the Companies Act 2006;

"Subsisting Option"	an Option which has been granted and which has not lapsed, been surrendered, renounced or exercised in full;

"Tax Liabilities"	any income tax and employee's NIC charge arising as a consequence of the exercise or release of the Option or in respect of the Shares acquired pursuant to the exercise of such Option and including that arising under a Joint Election or receipt of money or money's worth in connection with such Option or Shares acquired in connection with that Option, for which the Company or a Group Company or any other Grantor has accounted or is required to account to HMRC;

"TCGA"	the Taxation of Chargeable Gains Act 1992;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

"Trustee"	the trustee or trustees of any trust created by the Company or any other member of the Group for the benefit of Employees and former Employees of the Company or Group;

"TSX-V"	the TSX Venture Exchange;

"TSX-V Policy"	Policy 4.4 Incentive Stock Options of the TSX-V;

"UK Listing"	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI Financial Services and Markets Act 2000;

"Unapproved Option"	an Option to acquire Shares granted under this Scheme and subject to these Rules which:

(a) is designated an Unapproved Option; and/or

(b) does not fall within the provisions of Schedule 3, 4 or 5 of ITEPA and does not satisfy the EMI Code but which has been granted pursuant to these Rules;

"Unrestricted Market Value"	the Market Value of the Shares on the Date of Grant if any restrictions (as defined in section 423 ITEPA) were disregarded;

"Vested Shares"	Shares which, subject to the following Rules of this Scheme, may be acquired by the exercise of an Option in accordance with Clause 3 of the Option Certificate either immediately or at some future time in consequence of having met in whole or in part any Exercise Conditions set in that Option Certificate;

"Working Time"	the working time of an Employee as defined in paragraph 27(1) Schedule 5 ITEPA.

1.2 In these Rules, except insofar as the context otherwise requires:

(a) words denoting the singular shall include the plural and vice versa and words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(b) rule headings are inserted for convenience only and are to be ignored in construing these Rules;

(c) references in these Rules to any statute shall be deemed to include every modification, amendment, extension and/or re-enactment by statute or sub-ordinate legislation for the time being in force and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant statute;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

(d) references in these Rules to "month" shall be deemed to be references to a calendar month; and

(e) words shall have the same meanings as in ITEPA unless the context otherwise requires.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

2 GRANT OF OPTIONS

2.1 In its absolute discretion, the Grantor has the power to grant Options (whether EMI Options or Unapproved Options) under this Scheme to Employees:

(a) subject to the limitations and conditions contained in these Rules;

(b) provided they are not prohibited by law; and

(c) for commercial reasons in order to recruit, retain or incentivise an Employee.

2.2 An Option intended to qualify as an EMI Option may only be granted to an Eligible Employee and shall be granted subject to the provisions of Schedule 5 ITEPA. Options may be granted under this Scheme by the Grantor at any time or times during the Grant Period but not later than the tenth anniversary of the Adoption Date.

2.3 The procedure for granting Options shall be as follows:

(a) the Grantor shall (by Resolution of Grant if not an individual or a Trustee):

(i) select those Employees to whom Options shall be granted and the intended Date of Grant;

(ii) determine the maximum number of Shares which each such Group Employee shall be entitled to acquire on the exercise of the Options;

(iii) determine the Exercise Price, the Exercise Period, and any Exercise Conditions to apply to the Option to be granted;

(iv) specify which Options shall be EMI Options and which shall be Unapproved Options;

(v) determine if the Option Holder is to enter into a Joint Election and/or NIC Election prior to the exercise of an Option;

(vi) determine if the Option Holder is to indemnify the relevant Employer Group Company against Secondary NIC Liability in accordance with Rule 2.6.

(b) The Grantor shall execute an Option Certificate.

(c) As soon as practicable after an Option has been granted, the Grantor (if not the Company) shall notify the Board of the grant and the Grantor shall send to each Option Holder the following documents to notify him of the grant and invite him to accept the Option:

(i) a Letter of Invitation;

(ii) a Form of Acceptance;

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

(iii) the Option Certificate;

(iv) a copy of this Scheme;

(v) any explanatory notes (if prepared);

(vi) the Articles of Association;

(vii) a Joint Election (if the Board or the Grantor determines such election is required);

(viii) an NIC Election (if the Board or the Grantor determines that such liability is to be transferred) and;

(ix) in the case of an EMI Option, a Notice of Grant.

(d) An Option shall not in any event be capable of being exercised (and shall lapse) unless the person to whom it has been granted has, within the period of 30 days beginning with the Date of Grant (or such longer period as the Board may specify), executed such Form of Acceptance and, in the case of an EMI Option, completed the Notice of Grant and delivered them to the secretary of the Company (or such other person as may be specified in the Form of Acceptance).

2.4 If an Option is intended to be an EMI Option in whole or in part, the extent to which it is intended to be granted as an EMI Option shall be stated in any Resolution of Grant and in the Option Certificate, PROVIDED THAT any Option designated as an EMI Option but which is granted in excess of the limits in Rule 3 shall be an Unapproved Option over the number of whole Shares by which the grant exceeds the limits set out in Rule 3 plus one share or in the case of the limit in Rule 3.5 , the whole of the Option; the balance of the Option below such limits in Rule 3 shall be an EMI Option. To the extent that any Option or part of an Option is not designated as an EMI Option, it shall be an Unapproved Option.

2.5 For an EMI Option, the Option Holder and the Company shall complete and submit to HMRC within 92 days of the Date of Grant, a Notice of Grant as required by paragraph 44 of Schedule 5 ITEPA in respect of such Option.

2.6 It shall be a condition of the grant of an Option that the Option Holder:

(a) indemnifies the Company and any other Group Company or any other person treated as an employer to the extent permitted by law against any Tax Liabilities and where the Board so requires and permitted by law, Secondary NIC Liability (or their equivalent) (together referred to as "Liabilities"); and

(b) enters into a Joint Election should the Board so require at any time prior to and as a condition of the exercise of the Option; and

(c) agrees not to disclose, publish or communicate to any person (other than legal, tax or other professional advisors) and not to otherwise make use of any information relating to the Option prior to the announcement or other publication of such details by any Group Company.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

2.7 An Option Holder may renounce his Option in whole or in part at any time by giving notice to that effect and returning the relevant Option Certificate to the Grantor (and where the Grantor is not the Company the Grantor shall notify the Board of such renouncement) and the Option shall thereupon lapse. Where an Option is renounced not later than 30 days after the Date of Grant of that Option, then the Option shall lapse and shall for all purposes be taken never to have been granted.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

3 LIMITS AND OTHER RESTRICTIONS OF THE SCHEME RULES

3.1 An EMI Option granted to an Eligible Employee under these Rules shall be limited and take effect so that the aggregate Unrestricted Market Value at the Date of Grant of Option Shares which may be acquired on the exercise of that EMI Option when added to:

(a) the aggregate Unrestricted Market Value at the Date of Grant of any additional shares which may be acquired on exercise of any Qualifying Options (that are Subsisting Options) granted to him pursuant to this Scheme and Any Other EMI Scheme; and

(b) the aggregate Unrestricted Market Value at the Date of Grant of Shares which may be acquired on the exercise of any Relevant CSOP Option held by such Eligible Employee at the Date of Grant,

shall not exceed £250,000 or such other sum as determined under paragraph 5 Schedule 5 ITEPA from time to time.

3.2 To the extent that the aggregate Unrestricted Market Value of Shares under any EMI Option exceeds such sum as referred to in Rule 3.1, any Option granted over Shares representing the excess shall be granted as an Unapproved Option.

3.3 Pursuant to Rule 3.1 the Unrestricted Market Value of Option Shares shall be calculated at the Date of Grant of that Option or such other time as agreed in writing by HMRC.

3.4 If an Eligible Employee has previously been granted Qualifying Options under this Scheme or Any Other EMI Scheme over Shares with an aggregate Unrestricted Market Value of £250,000 as referred to in Rule 3.1 above (including EMI Options which have since been exercised or released) then any Option which shall be granted to such Eligible Employee within three years of the Date of Grant of the last such Qualifying Option shall be an Unapproved Option.

3.5 Ignoring any other provisions of these Rules, the Grantor may not issue Qualifying Options under this Scheme or Any Other EMI Scheme such that the Unrestricted Market Value at the date of grant of Shares subject to such Qualifying Options exceeds £3 million or such other sum as stated in paragraph 7 Schedule 5 ITEPA.

3.6 Ignoring any other provisions of these Rules, at the time of granting an Option under this Scheme, the aggregate number of Option Shares subject to issuance under all outstanding Options under this Scheme and Any Other EMI Scheme:

(a) held by all Option Holders, cannot exceed 10% of the number of outstanding Shares; and

(b) granted in a 12 month period to:

(i) any Option Holder, cannot exceed 5% of the number of outstanding Shares;

(ii) any Consultant (as defined in the TSX-V Policy), cannot exceed 2% of the number of outstanding Shares, and

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

(iii) all Option Holders carrying out Investor Relations Activities (as defined in the TSX-V Policy), cannot exceed 2% of the number of outstanding Shares and must vest over a period of not less than 12 months with no more than one quarter vesting in any three month period.

3.7 Ignoring any other provisions of these Rules, the minimum exercise price of an Option granted under this Scheme shall not be less than the Discounted Market Price (as defined in the TSX-V Policy) of the Shares on the date of granting and, if an Option is granted at less than the Market Price (as defined in the TSX-V Policy), the Option Shares shall be subject to the Exchange Holder Period (as defined in the TSX-V Policy) of four months from the date on which the Option was granted and any share certificate evidencing such Option Shares shall be endorsed with a legend in accordance with the TSX-V Policy.

3.8 All Option Shares issuable under Options granted to directors and officers of the Company shall be subject to the Exchange Holder Period (as defined in the TSX-V Policy) of four months from the date on which the Option was granted and any share certificate evidencing such Option Shares shall be endorsed with a legend in accordance with the TSX-V Policy.

3.9 Ignoring any other provisions of these Rules, no Qualifying Option may be issued or granted if, the total aggregate number of full-time equivalent employees of the Group is 250 or more.

3.10 The Board may require that the Grantor enters into an Operating Agreement for the purpose of this Scheme prior to the grant of any Option.

3.11 This Scheme shall be subject to annual approval of the Corporation's members by way of an ordinary "simple majority" resolution and, if not approved, no further Options may be granted under this Scheme but all Options then outstanding shall continue in full force and effect.

3.12 Any requirement or restriction contained in the TSX-V Policy and not set out in this Scheme shall be deemed incorporated into this Scheme.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

4 NON-ASSIGNABILITY OF OPTIONS

Except as otherwise specifically provided in these Rules, each Option shall be exercisable only by the Option Holder to whom it is granted and may not be transferred, assigned or charged, and on any purported transfer, assignment or charge the Option shall automatically lapse. For the avoidance of doubt, this Rule 4 shall not prevent the Option of a deceased Option Holder being exercised by his Personal Representative(s) within the terms of these Rules.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

5 EXERCISE CONDITIONS

5.1 Exercise Conditions (if any) shall:

(a) be in respect of dates or events or profits or individual or collective performance criteria for a period which begins no earlier than the start of the accounting period in which the Date of Grant falls;

(b) be measurable and capable of independent objective assessment with a view to determining whether they have been satisfied which for the avoidance of doubt, shall not be dependent upon the further discretion of any person other than the Board acting fairly and reasonably;

(c) provide for the Exercise Conditions to be pro-rated if Options otherwise become exercisable under rules 10 and 11;

(d) be set out in detail at the Date of Grant in an appendix to the Option Certificate; and

(e) state, if they remain otherwise unfulfilled at the date of a Change of Control, whether they will be deemed to have been fulfilled at that date.

5.2 Different Exercise Conditions may be specified in respect of different proportions of Option Shares comprised in the same Option.

5.3 Subject to the provisions of these Rules where an Option has been granted subject to Exercise Conditions, the Grantor or, if different, the Board shall as soon as reasonably practicable following the satisfaction of any Exercise Conditions give written notice to inform the Option Holder concerned that his Option has become exercisable subject always to the provisions of Rule 6.

5.4 Where events occur which cause the Board to consider that the Exercise Conditions are no longer appropriate, the Board, at its entire discretion, may:

(a) vary the Exercise Conditions provided that the new Exercise Conditions are not more difficult to satisfy than the original Exercise Conditions; or

(b) remove the Exercise conditions as a requirement of the exercise of the Option

PROVIDED that the Option Holder is given notice in writing of the variation or removal as soon as practicable (and if the Grantor is not the Company, a copy of such notice shall be given to the Company).

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

6 EXERCISE OF OPTION

6.1 An Option shall be exercised:

(a) pursuant to the terms of exercise set out in the Option Certificate; and

(b) by lodging with the Grantor, or such other person as the Grantor may specify, the relevant Option Certificate (and if the Grantor or Board requests together with a signed Form of Acceptance), a duly completed Notice of Exercise and the payment (in such form as the board may determine) required in respect of the Exercise Price and any Tax Liabilities and, unless the Board otherwise directs, Secondary NIC Liability. If the Grantor is not the Company, the Grantor shall promptly notify the Board of such pending exercise and shall provide all such documents the Board may stipulate and if required by the Board or Grantor, a duly completed Joint Election and/or NIC Election; and

(c) where the Grantor exercises its discretion under Rule 11.2, if the Option Holder enters into an agreement as set out in Rule 11.2 .

6.2 The procedure for the Exercise of Options shall be as follows:

(a) Subject to:

(i) the obtaining of any necessary consent from H.M. Treasury, the Bank of England, the UK Listing Authority, the London Stock Exchange Plc or other relevant authority;

(ii) the terms of any such consent; and

(iii) receipt by the Grantor of the appropriate payment for Shares to be acquired on exercise in a form determined by the Board or, with consent of the Grantor, the Option Holder has entered into an arrangement to secure payment, the Grantor shall (subject to Rule 6.1) within 30 days of its receipt of a valid Notice of Exercise or as soon as practicable thereafter (in the case of the Company) issue to or in the case of the Company or any other Grantor arrange the transfer to the Option Holder of the number of Shares in respect of which the Option has been exercised (but if during a Close Period such issue or transfer shall be effected as soon as reasonably practicable after the end of the Close Period).

(b) If the Grantor in its absolute discretion considers it to be appropriate to satisfy the exercise of an Option by directing a person to transfer the required number of their shares to the Option Holder, the Exercise Price payable by the Option Holder shall be received by the Grantor as trustee for such persons and the Grantor shall procure the transfer of Shares by such persons upon exercise of the Option.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

(c) All Shares issued on exercise of Options shall rank equally in all respects with all other Shares, save that the Shares issued under this Scheme will not rank for any dividends or other distributions declared or recommended the record date for which falls on or prior to the date when the Option is exercised.

(d) When an Option is exercised in part, the balance shall remain exercisable on the same terms as originally applied to the Option and a new Option Certificate in respect of the balance shall be issued by the Grantor as soon as practicable after the partial exercise.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

7 TAX LIABILITY

It being a condition of the grant of an Option that each Option Holder indemnifies the Company and any other Group Company against Tax Liabilities and, unless the Board otherwise directs, to include Secondary NIC Liabilities (together "Liabilities") pursuant to Rule 2.6(a), to the extent that the Liabilities cannot be (or are not) deducted from payments made by the Company or Group Company to the Option Holder, the Company shall be authorised by the Option Holder:

(a) to retain and sell on the Option Holder's behalf sufficient Shares issued or acquired on exercise of the Option to raise the necessary funds to meet the Liabilities and to apply such funds in discharging the Liabilities or reimbursing the Company or the relevant Group Company; and/or

(b) to make such other arrangements with the Option Holder in question as the Board deems appropriate for the reimbursement to the Company or relevant Group Company of the Liabilities.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

8 LAPSE OF OPTION

8.1 An Option shall cease to be exercisable and shall lapse entirely (except as specified in c) below) immediately upon the occurrence of the earliest of the following events:

(a) 5:00 pm on the last working day before the tenth anniversary of the grant of the Option;

(b) the Option Holder being adjudicated bankrupt or an interim order being made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986 or any other voluntary arrangement or plan being made in relation to his debts with his creditors or any section of them;

(c) the surrendering of all or any part of the Option by the Option Holder to the extent so surrendered;

(d) if an executed Form of Acceptance and in addition in the case of an EMI Option, an executed Notice of Grant have not been returned to the Company in accordance with Rule 2.3;

(e) in accordance with Rule 9;

(f) in the case of a cessation of employment other than that set out in Rule 8 , the Option ceases to be exercisable on the Leaving Date and shall lapse on the date of cessation of employment;

(g) if the Option is transferred or assigned (other than to the Personal Representatives of the Option Holder), mortgaged, charged or otherwise disposed of by the Option Holder;

(h) if the Grantor determines that the Option Holder is to enter into a Joint Election and/or an NIC Election pursuant to Rule 2.3(a), an executed Joint Election and/or an NIC Election has not been returned to the Board or Grantor within any time period specified by the Grantor;

(i) as otherwise in accordance with the provisions of Rules 10 and 14 ; or

(j) a breach of the agreement pursuant to Rule 2.6(c).

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

9 CESSATION OF EMPLOYMENT

9.1 Subject to Rule 5 (including the Board in its absolute discretion having waived or amended any Exercise conditions):

(a) If an Option Holder ceases employment within the Group otherwise than by reason of death (a "Leaver") then any Option shall cease to be exercisable and shall lapse 40 days after such cessation unless within that period of 40 days the Board in its absolute discretion shall permit the Option to be exercised in whole or in part with a period specified by the Board (not exceeding the Exercise Period).

(b) If an Option Holder ceases employment by reason of death, his Personal Representatives may if the Board in its discretion so determines exercise such Options within the period for exercise specified by the Board, such specified period not exceeding 12 months from the date of death. If exercise has not taken place within such period, such Option shall then lapse and cease to be exercisable.

(c) A notice given pursuant to Rule 9.1(a) shall specify:

(i) the number of Vested Shares in respect of which the benefit of an Option may be retained and exercised (in accordance with the provisions of Rule 5); and

(ii) the time at which such Option shall lapse and cease to be exercisable.

(d) In respect of any options held by a Leaver not exercisable in accordance with the provisions of this Rule 9, an Option Holder shall be treated for the purposes of these Rules as ceasing employment on his Leaving Date.

9.2 An Option Holder absent from work by reason of statutory or contractual maternity, paternity, parental or adoption leave or compulsory national military service shall be treated for the purposes of these Rules as not having ceased to be such an Employee until such time as he no longer has any right under the relevant legislation to return to work at the end of any such period of absence.

9.3 If an Option becomes exercisable in circumstances as detailed in Rule 9.1(a) and Rule 9.1(b) , the Board may direct that exercise of such Option is to the extent of the number of Shares:

(a) that are Vested Shares; or

(b) if none are Vested Shares, such proportion of the period prior to the Exercise Period that has elapsed at the date on which the Option Holder ceases employment.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

10 CHANGE OF CONTROL OF THE COMPANY

10.1 General Offer

(a) In respect of an Option, a right of exercise shall arise, if any person obtains Control of the Company as a result of making:

(i) a general offer to acquire the whole of the issued Shares (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii) a general offer to acquire all the Shares (other than shares which are already owned by him) in the Company which are of the same class as shares subject to a Subsisting Option;

(b) The Board shall notify all Option Holders and the Grantors of this event as soon as is practicable.

(c) Subsisting Options may, subject to Rules 5 , 11 , 13 and 14 be exercised during the period starting on the date of such notice and ending on the day falling 40 days after the day on which the person making the offer obtains Control of the Company and any condition subject to which the offer is made is satisfied.

(d) Subject to Rules 11 and 15.1 at the end of the Exercise Period as set out in this Rule 10.1, all subsisting Options shall cease to be exercisable and shall lapse six months following the date on which the person obtained Control.

(e) This Rule 10.1 shall not apply if the person who obtains Control of the Company is Connected with the person who previously had Control of the Company

10.2 Court sanctioned compromise or arrangement

(a) In respect of an Option, a right of exercise shall arise, if under section 899 of the Companies Act 2006 it is proposed that the Court sanction a compromise or arrangement likely to result in any other person obtaining Control of the Company.

(b) At the same time that the Company sends notices to members calling the meeting to consider the proposal the Board shall give notice thereof to all Option Holders and the Grantors.

(c) Subsisting Options may, subject to Rules 5, 11, 13 and 14, be exercised during the period starting with the date of such notice and ending on the day on which the Court sanctions the proposal. The exercise of any Option pursuant to this Rule 10.2 shall be a conditional exercise and not take effect until the proposal has been sanctioned by the Court and becomes effective. To the extent that the Shares have been acquired on the exercise of an Option and are not subject to such compromise or arrangement then the Option Holder shall transfer or otherwise deal with the Shares acquired by him so as to place himself in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

(d) Subject to Rule 11 and 15.1 , at the end of the Exercise Period as set out in this Rule 10.2, all Subsisting Options shall cease to be exercisable and shall lapse six months following the date on which the Court sanctioned the compromise or arrangement.

10.3 Takeover

(a) In respect of an Option a right of exercise shall arise, if any person becomes bound or entitled to acquire Shares in the Company under sections 974 to 987 of the Companies Act 2006.

(b) Once such a person becomes so bound or entitled, the Board shall notify all Option Holders and the Grantors.

(c) Subsisting Options may, subject to Rules 5, 11, 13 and 14 be exercised during the Period of 40 days commencing on the first day on which the person in question becomes so bound or entitled.

(d) Subject to Rules 11 and 15.1 at the end of the Exercise Period as set out in this Rule 10.3 , all Subsisting Options shall cease to be exercisable and shall lapse three months after the person becomes so bound or entitled.

10.4 Other change of control

(a) In respect of an Option a right of exercise shall arise, if any person obtains Control of the Company other than as a result of the events specified in Rules 10.1, 10.2, 10.3 or 10.5.

(b) The Board shall notify all Participants and the Grantors as soon as practicable after the Change of Control.

(c) Subsisting Options may, subject to Rules 5, 11, 13 and 14 be exercised during the period starting with the date of that notice and ending on the day falling 40 days after the day when the person obtains Control of the Company and any condition subject to which the offer is made has been satisfied.

(d) Subject to Rules 11 and 15.1 at the end of the Exercise Period as set out in this Rule 10.4, all Subsisting Options shall cease to be exercisable and shall lapse three months after the day on which the person obtained Control.

(e) This Rule 10.4 shall not apply if the person who obtains Control of the Company is Connected with the person who previously had Control of the Company.

10.5 Demerger

If notice is given to members of the Company of a proposed Demerger or of any Subsidiary the Board may give notice ("Demerger Notice") to the Option Holder and the Grantor that Options may then be exercised within the period specified and in respect of such proportion of Shares as the Board may specify in the Demerger Notice (being no less than the proportion that the Option Holder was entitled to exercise at the date of the Demerger Notice), and if the Options are not exercised in accordance with the Demerger Notice they shall lapse. If the Board gives notice under this Rule 10.5, this Rule shall take priority over other Rules in Rule 10.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

10.6 Business Sale

If the Board receives notice that the terms of a Business Sale have been concluded in circumstances not arising under Rule 14 (winding-up of the Company), it may (in its absolute discretion) immediately so inform all Option Holders and Grantors and each Option Holder shall be entitled to exercise his Options which have not lapsed within such time limit permitted by the Board prior to but subject to completion of a Business Sale but if there is no such completion any Notice of Exercise shall be deemed never to have been served.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

11 EXERCISE IN ADVANCE OF A CHANGE OF CONTROL

11.1 Notwithstanding the provisions of Rule 10, if a person makes an offer or proposes an acquisition or transaction (as the case may be) as is referred to in Rule 10, or makes an offer to acquire the whole or substantially the whole of the Company's business, the Board may, in their absolute discretion and by notice in writing to all Option Holders and the Grantors declare all Subsisting Options to be exercisable subject to Rule 5 during a limited period specified in such notice. If the Board so declares, all Subsisting Options may be exercised during such period and/or (if so specified by the Board) may be exercised on the basis that such exercise is conditional and will only take effect immediately prior to the occurrence of an event specified in such notice. In the event of such a declaration all unexercised Options will lapse at the expiry of the specified period. In the event of a conditional exercise of an Option which is only to take effect immediately prior to the occurrence of a specified event, if that event does not take place such conditional exercise shall be deemed for all purposes never to have taken place.

11.2 The Grantor, in its absolute discretion, may direct that the exercise of an Option be conditional upon the Option Holder agreeing to enter into any agreement (that the Grantor considers reasonable to enter into) to achieve a sale of Shares under and pursuant to Rule 10.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

12 REPLACEMENT OPTIONS

12.1 If as a result of the events specified in Rules 10.1, 10.2, 10.4 or on a Qualifying Exchange of Shares a corporation has obtained Control of the Company, or a corporation has become bound or entitled as mentioned in Rule 10.3, the Option Holder may (or, if the Board or Grantor so directs, shall), if the Acquiring Corporation so agrees, release any Subsisting Option he holds in consideration for the grant of a Replacement Option.

12.2 A Replacement Option issued in consideration of the release of an Option shall be evidenced by an Option Certificate and so far as is possible the total market value of the Shares under a Subsisting Option shall substantially be equivalent to the total Market Value of the shares under the Replacement Option and the total amount payable on exercise by an Option Holder for the acquisition of shares under the Replacement Option shall be substantially equivalent to the amount payable under the Subsisting Option.

12.3 A Replacement Option shall, for all other purposes of this Scheme, be treated as having been acquired at the same time as the corresponding replaced Option.

12.4 A Replacement Option shall not be exercisable, nor shall it lapse by virtue of the event pursuant to which it was granted.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

13 REORGANISATIONS

If as a result of the event specified in Rules 10.1, 10.2 or 10.4 the shareholders of the Acquiring Corporation are substantially the same members of the Company (in all material respects) immediately before the Change of Control, Subsisting Options will not become exercisable as a result the operation of Rule 10 provided that this Rule 13 applies only where an offer is made with the agreement of the Acquiring Corporation for the grant of Replacement Options pursuant to Rule 12 in consideration of the release of all Subsisting Options. Such an offer ("an Exchange Offer") must have been made before the end of the period ending on:

(a) 30 days following the date of Change of Control referred to in Rule 10.1 or 10.4;

(b) 30 days following the Court sanctioning a compromise or arrangement referred to in Rule 10.2; or

(c) 21 days following the first day of the period during which a person is bound or entitled to acquire Shares referred to in Rule 10.3.

If no Exchange Offer is made within the periods so defined, Rule 10 shall apply. For the avoidance of doubt, this Rule does not affect the date the Options lapse under Rule 10.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

14 WINDING-UP OF THE COMPANY

14.1 If at any time while any Option remains unexercised notice is duly given of a general meeting of the members of the Company at which a resolution will be proposed for the voluntary liquidation of the Company, subject to Rule 5, every Option which has not lapsed prior to such resolution shall be exercisable in whole or in parts until the commencement of such winding-up within the meaning of section 86 of the Insolvency Act 1986.

14.2 Pursuant to the above Rule 14.1, the Company shall give to each Option Holder and Grantor notice of any meeting called for the purpose of considering a resolution for the voluntary liquidation of the Company and shall at the same time give him notice of his rights under this Rule 14 and subject to the foregoing, all options shall lapse on the commencement of any liquidation of the Company.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

15 GENERAL PROVISIONS ON CHANGE OF CONTROL AND WINDING UP

15.1 Where under Rules 10, 11 or 14 a right of exercise of an Option arises, then subject to Rule 11, the date of lapse of an Option shall be the earliest date of lapse which arises under any provision of Rule 10, 11 or 14, notwithstanding that it relates to a right of exercise which was not the earliest right of exercise to arise under those Rules.

15.2 For the purpose of Rules 10 to 12 inclusive a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of the Company.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

16 VARIATION OF CAPITAL

16.1 Subject to Rules 16.2 and 16.3 below, in the event of any increase or variation of the Capital (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Grantor may make such adjustments as they consider appropriate under Rule 16.2 below.

16.2 An adjustment made under this Rule 16 shall be to one or more of the following:

(a) the number of Shares in respect of which any Option granted under this Scheme may be exercised;

(b) the price at which Shares may be acquired by the exercise of any such Option; or

(c) where any such Option has been exercised but no Shares have been transferred pursuant to such exercise, the number of Shares which may be so transferred and the price at which they may be acquired.

16.3 No adjustments under Rule 16.2 above shall be made:

(a) which would affect EMI Options which are Qualifying Options without the prior approval of HMRC if so required; or

(b) as a result of which the aggregate amount payable on the exercise of an Option in full would be increased or reduced.

16.4 An adjustment under Rule 16.2 above may have the effect of reducing the price for which Shares may be subscribed by the exercise of the Option to less than their nominal value, but only if and to the extent that the Board shall be authorised by resolution of the Company to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for, and to apply such sum in paying up such amount on such Shares, and so that on exercise of any Options in respect of which such a reduction shall have been made, the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

16.5 As soon as reasonably practicable after making any adjustment under Rule 16.2 above, the Grantor shall give notice in writing thereof to the Company (if not the Grantor) and to each Option Holder.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

17 ALTERATIONS TO THE RULES

17.1 The Board may, by resolution at any time, make, subject to such approval of the Company's members as may be required by the TSX-V Policy, any alteration to the Rules which it thinks fit subject to the provisions of this Rule 17 provided that:

(a) no such alteration shall take effect where the Grantor is not the Company so as to materially affect the liabilities of the Grantor without the prior written consent of the Grantor; and

(b) no such alteration shall take effect which would materially increase the liability of any Option Holder or which would materially decrease the value of his subsisting rights attached to any Option without the prior written consent of the Option Holder.

17.2 No such alteration which would affect an EMI Option which is a Qualifying Option shall take effect if the result would be:

(a) to increase the aggregate Market Value of the shares that are the subject of such Qualifying Options; or

(b) that the requirements of Schedule 5 ITEPA would cease to be met in relation to such EMI Option.

17.3 As soon as reasonably practicable after making any alterations under Rule 17.1 above the Board shall give notice in writing thereof to each Option Holder and the Grantor (if not the Company).

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

18 EMPLOYMENT RIGHTS

Any option granted pursuant to the Rules shall not form part of the contract of employment of any person who participates in this Scheme. The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in this Scheme or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever (including unfair or wrongful dismissal) insofar as those rights arise or may arise from his ceasing to have right under or be entitled to exercise any Option under this Scheme as a result of such termination. No such participation, rights or benefits shall be taken into account for the purposes of calculation the amount payable to any pension fund. Options granted pursuant to this Scheme shall not constitute any representation or warranty that any benefit will accrue to any individual who is granted an Option.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

19 ADMINISTRATION

19.1 This Scheme shall in all respects be administered by the Board which may from time to time make and vary such rules and regulations for its conduct not inconsistent with these Rules and may from time to time establish such procedures for administration and implementation of this Scheme and Rules as it thinks fit and in the event of any dispute or disagreement as to the interpretation of the Rules, or of any rule regulation or procedure, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all.

19.2 Any Group Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of this Scheme, or enter into any guarantee or indemnity for these purposes, to the extent permitted by the Companies Acts 1985 or 2006, as the case maybe.

19.3 The costs of introduction and administering this Scheme shall be borne by the Company or any Group Company and shall be allocated at the discretion of the Board.

19.4 Subject to Rule 20, the existence of any Option shall not affect in any way the right or power of the Company or its members to make or authorise any or all adjustments, capitalisation, reorganisation, reductions of capital, purchase or redemption of its own shares pursuant to the Companies Act 1985 or 2006 or any other changes in the Company's capital structure or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

19.5 Neither the grant of any Option nor any benefit which may accrue to an Option Holder on the exercise of an Option shall form part of that Option Holder's pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.

19.6 Any notice or other communication under or in connection with the Rules may be given by personal delivery or by sending the same by post or email in the case of a corporation to its registered office or address shown on the corporation website and in the case of an individual to his last known address, or where he is a director or employee of a corporation participating in this Scheme, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment including his email address, and where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped or in the case of an email when opened. For the avoidance of doubt, the Grantor may dispense with the requirement to tender an Option Certificate on the exercise of the relevant Options where they authorise any system permitting the exercise of Options by means of email or other electronic notification. A requirement under these Rules for the making of any payment may be discharged by the electronic transmission of an authorisation to charge any account or credit card.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

19.7 The Board shall maintain all necessary books of account and records relating to this Scheme.

19.8 Subject to the Articles of Association, an Option Holder who is a director of the Company may, notwithstanding his interest, vote on any resolution concerning this Scheme (other than in respect of his own participation therein) and may retain any benefits under this Scheme.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

20 OBLIGATION TO ENSURE SUFFICIENT AVAILABLE SHARES

The Board shall at all times keep available sufficient unissued Shares or shall procure that there are available sufficient Shares to satisfy the exercise of all Options granted under this Scheme. For this purpose, the Board may enter into an agreement with any individual, corporation or the trustees of any employee benefit trusts for the provision by such persons of Shares to satisfy Options.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

21 DATA PROTECTION

By accepting the grant of an Option, the Option Holder shall agree and consent to:

(a) the collection, use and processing by the Grantor, the Company, any members of the Group, any administrator of this Scheme and the Company's advisers, brokers or registrars of Personal Data relating of the Option Holder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

(b) the Company, any member of the Group, the Grantor, any administrator of this Scheme and the Company's advisers, brokers or registrars transferring Personal Data to or between any such person for all purposes reasonably connected with the administration of this Scheme;

(c) the use of such Personal Data by any such person for such purpose; and

(d) the transfer to and retention of such Personal Data by any third party for such purposes wherever located and where necessary transmitted outside of the United Kingdom.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

22 THIRD PARTY RIGHTS

Except as otherwise expressly stated to the contrary, and in respect of Group Companies, neither this Scheme nor the making of any Option shall have the effect of giving any third party any rights under this Scheme pursuant to the Contracts (Rights of Third Parties) Act 1999 and that Act shall not apply to this Scheme or the terms of any Option under it.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules

23 GOVERNING LAW

The Rules and this Scheme shall in all respects be governed by and construed in accordance with the laws of England and be subject to the exclusive jurisdiction of the English Courts.

Altus Strategies plc 2019 Share Options Scheme - Scheme Rules